UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2016

OSIRIS THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Maryland	001-32966	71-0881115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7015 Albert Einstein Drive, Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 545-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Chief Executive Officer, President, and Director

On March 3, 2016, the Board of Directors (the “Board”) of Osiris Therapeutics, Inc. (the “Company”) appointed Dwayne Montgomery, age 48, its Interim Chief Executive Officer since February 3, 2016, as the President and Chief Executive Officer (the “CEO”) of the Company. Mr. Montgomery also was appointed to the Board and will stand for re-election as a director at the Company’s 2016 Annual Meeting of Stockholders.

Mr. Montgomery joined Osiris in April 2014 as General Manager for the Orthopaedics and Sports Medicine franchise, and Mr. Montgomery served as the Company’s Chief Business Officer from September 2015 to February 2016. As previously disclosed, Mr. Montgomery brings over 20 years of commercial and business development experience.  Prior to joining Osiris, Mr. Montgomery served as a commercial executive for venture-backed organizations in the trauma and spine markets.  He held progressing roles of executive responsibility at Smith & Nephew, Inc., serving as Vice President and General Manager for the Orthopaedic Global Trauma Business.  He also held the role of Vice President Sales and Marketing for the Clinical Therapies Global Business, a division that eventually became Bioventus, Inc.

There are no family relationships between Mr. Montgomery and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Montgomery was not selected as a Director, President or CEO pursuant to any arrangement or understanding between him and any other person. In connection with Mr. Montgomery’s appointment as President and CEO, his annual base salary will be increased by $25,000 from $275,000 to $300,000. Mr. Montgomery will also receive stock options to purchase 10,000 shares of the Company’s common stock and may be eligible to receive a cash bonus, contingent upon performance, for 2016. The stock options have an exercise price of $7.39 per share, the closing price of the Company’s common stock on NASDAQ on the grant date, and vest over a four-year period, with 25% of the award vesting on each anniversary of the grant date.

Appointment of Independent Director

On March 3, 2016, the Board appointed Thomas M. Brandt as an independent director. Mr. Brandt will stand for re-election at the 2016 Annual Meeting of Stockholders and has been appointed to serve as a member of the Audit Committee. Mr. Brandt will be entitled to receive the compensation received by Board members under the Company’s standard practices.

There is no arrangement or understanding between Mr. Brandt and any other person pursuant to which Mr. Brandt was selected as a director. Mr. Brandt has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

A copy of the press release issued by the Company to announce the appointments of Mr. Montgomery as the Chief Executive Officer and Mr. Montgomery and Mr. Brandt to the Board is included as Exhibit 99.1 to this Current Report on Form 8-K.

Departure of Chief Operating Officer

On March 6, 2016, in connection with the appointment of Mr. Montgomery to CEO and reorganization of certain Company operations, the Company released its Chief Operating Officer, Frank Czworka.  Mr. Czworka’s responsibilities will be assumed by Mr. Montgomery and other members of the Company’s commercial operations team.  This decision to eliminate the Chief Operating Officer position was part of an internal management restructuring of the Company’s commercial and marketing operations which is designed to achieve closer customer relations.  On March 9, 2016, the Company and Mr. Czworka reached agreement upon the terms for a Separation and Release Agreement (the “Agreement”), that will provide for, among other terms, (i) a separation date of March 6, 2016, (ii) two months’ severance, (iii) continuation of health and related benefits for six months, (iv) non-disparagement, and (v) compliance with certain post-employment restrictions, including with respect to confidentiality, inventions and patents, non-solicitation, and non-competition.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSIRIS THERAPEUTICS, INC.

By:	/s/ GREGORY I. LAW
Gregory I. Law Chief Financial Officer

Date: March 9, 2016

Exhibit Index

Exhibit No.	Description
99.1	Press release, dated March 3, 2016